UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 26, 2015

NEW SOURCE ENERGY PARTNERS L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-35809	38-3888132
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
914 North Broadway, Suite 230
Oklahoma City, Oklahoma 73102
(405) 272-3028
(Address of Principal Executive Offices, Including Zip Code)
Not Applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
On June 26, 2014, New Source Energy Partners L.P. ("NSLP" or the "Partnership") completed its acquisition of all of the outstanding membership interests in Erick Flowback Services, LLC and all of the outstanding membership interests in Rod's Production Services, L.L.C. (collectively, the "Services Acquisition"). Total consideration was approximately $130 million, consisting of (i) cash of approximately $57.3 million, (ii) 1,442,644 Partnership common units, including 30,867 common units for employees, valued at approximately $33.8 million based on the closing price of NSLP common units on the acquisition date, or June 26, 2014, (iii) contingent consideration valued at approximately $22.0 million on the acquisition date, and (iv) the assumption of debt of approximately $16.8 million. Total consideration does not include 401,171 common units issued for the future settlement of phantom units awarded to employees as these phantom unit awards are considered compensation arrangements for future service.
On April 29, 2014, the Partnership completed a public offering of 3,450,000 common units at a price of $23.25 per unit (the "Equity Offering"). Net proceeds from the offering were approximately $76.2 million after deducting underwriter discounts and offering costs. A portion of these proceeds were used to fund the cash portion of the consideration for the Services Acquisition.
NSLP is filing this Current Report on Form 8-K to update the previously filed pro forma financial information that gives effect to the Services Acquisition and the Equity Offering. NSLP's pro forma financial information is filed as Exhibit 99.1 to this Current Report.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits:

99.1
Unaudited Pro Forma Condensed Combined Financial Information. Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2014 and the related notes showing the pro forma effects of the Services Acquisition and the Equity Offering.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

New Source Energy Partners L.P.

	By:	New Source Energy GP, LLC, its general partner

Dated: March 26, 2015	By:	/s/ Kristian B. Kos
	Name:	Kristian B. Kos
	Title:	Chairman and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
99.1
Unaudited Pro Forma Condensed Combined Financial Information. Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2014 and the related notes showing the pro forma effects of the Services Acquisition and the Equity Offering.